Consent of Chapman Petroleum Engineering Ltd.

We have issued our report dated January 10, 2006, and entitled ÒEvaluation of Resource Potential, East Wadi Araba Concession, Offshore Gulf of Suez, Egypt, Owned by Mogul Energy International Inc., December 1, 2005Ó and referenced in Mogul Energy International, Inc.'s amended Form SB-2 Registration Statement filed by Mogul Energy International, Inc. on or about April 24, 2007.

We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption ÒIndependent Petroleum EngineersÓ.

Yours very truly,

Chapman Petroleum Engineering Ltd.

[ORIGINAL SIGNED BY:]

C.W. Chapman, P. Eng.
President

April 24, 2007